IMMUNE THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated __ September 2019 (the “Effective Date”), is by and between Immune Therapeutics, Inc., a Delaware C-corporation (the “Company”) and Michael K. Handley (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer & President, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall govern the terms of employment between the Executive and the Company and supersede all previous agreements between the Executive and the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERM OF AGREEMENT

Section 1.1. Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2. Term. The employment relationship hereunder shall be for the period commencing on the Effective Date and, subject to termination as provided in ARTICLE 4. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.2(b)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate, except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall employ the Executive to render the majority of his time and services to the Company. The Executive shall serve in the capacity of Chief Executive Officer & President (“CEO & President”).

Section 2.2. Duties and Responsibilities. The Executive shall serve full time as Chief Executive Officer and President, and shall have the duties and privileges customarily associated with an executive occupying such roles. He shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the interests of the Company. Executive shall report to the Company’s Board of Directors (the “BOD”). The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of CEO & President as the BOD shall from time to time lawfully direct. During the Term, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the BOD, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of a governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

Section 2.3. Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for employees in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his/her best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote the majority of his/her business time, ability and attention to the performance of his/her duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the BOD’s prior written consent (see exhibit A for approved disclosures), provided that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, Board of Director positions, community or industry affairs, or (ii) managing the Executive’s passive personal investments, so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the BOD).

Section 2.5. Pre-existing Contracts. By signing this agreement, Executive represents and warrant that: (i) Executive is not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to his/hers employment with, or Executive providing services to, the Company as its employee or officer; and (ii) Executive has not and shall not bring onto Company premises, or use in the course of his/her employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom Executive previously provided services.

Section 2.6. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be at the principal executive office of the Company or other location approved by the Board. Notwithstanding, the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

Section 2.7. At Will Employment. Notwithstanding anything contained in this Agreement to the contrary, including but not limited to those contained in Section 1.2, Employment with the Company is “at-will.” This means that it is not for any specified period of time and may be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of written agreement expressly altering the at-will employment relationship and signed by you and by an authorized officer representative of the Company.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company’s subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of Article 4 below):

(a) Base Salary. In consideration of the services rendered during the term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $480,000 less statutory deductions and withholding, payable in accordance with the Company’s regular payroll practices. Beginning in fiscal year 2019, the Base Salary shall be increased annually by at least that amount that reflects the rate of change in the Consumer Price Index for Urban Consumers (CPI-U, U.S. City Average, All Items) issued by the United States Department of Labor, Bureau of Labor Statistics, for the preceding twelve months. Without in any way limiting the aforementioned adjustment, the Base Salary shall be subject to annual review by the BOD subject to any additional approval procedures required by the Company’s compensation policies or its Board of Directors. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time. The Base Salary shall be reviewed annually by the Company’s board of directors (the “Board”) or a committee delegated by the Board to review such matters (the “Compensation Committee”), and in light of such review may be increased (but not decreased), taking into account any change in Executive’s responsibilities, Executive’s performance and any other factors the Board or Compensation Committee deems relevant. For purposes of this Agreement only, unless the context requires otherwise, all references to the Board or Compensation Committee shall not include Executive.

(b) Annual Bonus. In addition to the Base Salary, each year, Executive shall be eligible to receive an annual cash bonus with a target of 55% of Executive’s Base Salary in accordance with criteria to be determined by Board or Compensation Committee, which bonus, if any, shall be paid no later than March 15th of the following calendar year, provided Executive is actively employed by the Company at December 31 of the applicable bonus year. For 2019, Executive shall be eligible to receive a bonus (pro-rated based on actual days employed by the Company in 2019), payable on or before March 15, 2020 provided that Executive remains employed through December 31, 2019 and the performance criteria for 2019, as determined by the Board or Compensation Committee, in its sole discretion, has been achieved. The Board shall establish the 2019 performance criteria, in consultation with Executive, within thirty (30) days of the Effective Date of this agreement.

(c) Equity Compensation. Within thirty (30) days following the Effective Date, the Board or Compensation Committee shall meet and grant Executive a stock option award equal to 5% of the authorized shares available under the Company’s Equity Incentive Plan. Such options shall (i) have an exercise price equal to the fair market value of the common stock on the date of grant as determined by the Board or Compensation Committee, and (ii) shall vest 1/3rd on the first anniversary of the date of grant and 1/36th per month on the first day of each of the twenty-four months following the first anniversary of the date of grant. Beginning on September 1, 2019, and for each calendar year thereafter, Executive shall be eligible to receive an annual stock option grant as determined by the Board or Compensation Committee.

(d) Benefit Plans. The Executive shall be entitled to receive employee benefits as are afforded under the company’s standard written benefits package to regular full-time employees of the Company, as may be changed at the Company’s discretion from time to time. Such benefits shall include medical, dental, retirement, paid time off for vacation, sick days, and holidays.

(f) Paid Vacation. The Executive shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team; provided, however, that the Executive shall be entitled to no less than 20 paid vacation days per calendar year during the Term.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of her duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination Without Cause or Resignation for Good Reason.

(a) The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon 15 days prior written notice to the Executive. Executive may terminate her employment hereunder for Good Reason upon written notice to the Company in accordance with the provisions set forth in Section 4.1(c).

(b) As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that is intended to result in the Executive’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Executive is convicted of a felony; (iii) gross negligence or willful misconduct by the Executive, or failure by the Executive to perform the duties or obligations reasonably assigned to the Executive by the Board from time to time, which is not cured upon ten (10) days prior written notice (unless such negligence, misconduct or failure is not susceptible to cure, as determined in the reasonable discretion of the Board); or (iv) the Executive violates the Covenants Agreement (as defined in Section 5.1 below).

(c) As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in the Executive’s Base Salary; (3) a material diminution in the Executive’s authority, duties or responsibilities; or (4) a material change in the geographic location (more than 60 Miles) at which the Executive performs services for the Company; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(d) If the Executive’s employment is terminated pursuant to Section 4.1(a) or Section 4.1(c) other than during the Post-Change in Control Period (as defined in Section 4.1(e)), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b)); and

(ii) subject to Section 4.4 and Section 4.5:

(A) payments equal to twenty-four (24) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the Termination Date (the “Pre-CIC Severance Payments”); and

(B) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the six (6) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Pre-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Pre-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Pre-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 5.16).

(e) If the Executive’s employment is terminated pursuant to Section 4.1(a) during the twelve (12) months immediately following a Change in Control (as defined below) (the “Post-Change in Control Period”), the Executive shall, in full discharge of all of the Company’s obligations to the Executive (and in lieu of any payments and benefits set forth in Section 4.1(d)), be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations; and

(ii) subject to Section 4.4 and Section 4.5:

(A) Double Trigger. If and to the extent that Executive’s Option Grant is not continued, assumed or replaced by an acquirer in connection with a Change of Control, then 100% of the total number of then-unvested shares under the Option Grant shall be immediately vested and Executive will be given an opportunity to exercise the Option Grant. If and to the extent that Executive’s Option Grant is continued, assumed or replaced by an acquirer in connection with a Change of Control, and if within one year after the Change of Control he experiences an involuntary termination of employment for reasons other than Cause, or if the place of work is moved more than 60 miles from the current location in Ft. Collins, then subject to him/her (i) resigning all positions as executive and officer and (ii) executing a Release of Claims and such Release of Claims becoming effective and irrevocable within sixty (60) days following such termination of employment, 100% of the total number of then-unvested shares under the Option Grant shall be immediately vested and shall remain exercisable by Executive for a period of one (1) year following his/her termination date.

(B) payments equal to twenty-four (24) of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the Termination Date (the “Post-CIC Severance Payments”);

(C) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the six (6) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Post-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Post-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Post-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A; and

(D) a payment equal to the Executive’s Target Annual Bonus for the calendar year in which the Termination Date occurs, payable in a lump sum on the 60th day following the Termination Date.

(f) As used in this Agreement, “Change in Control” means a simple majority (50%) change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

Section 4.2. Termination for Cause; Voluntary Termination.

(a) The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate her employment hereunder at any time without Good Reason upon fifteen (15) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason (as defined in Section 4.1) for purposes of Section 4.1 of this Agreement or otherwise. The Executive’s employment shall automatically terminate upon the expiration of the Term in accordance with Section 1.2.

(b) If the Executive’s employment is terminated pursuant to Section 4.2(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i) the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii) the Executive’s accrued, but unused, vacation (in accordance with the Company’s policies);

(iii) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.3. Termination Resulting from Death or Disability.

(c) As the result of any Disability suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon her death.

(d) “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of her job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(e) If the Executive’s employment is terminated pursuant to Section 4.3(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.4. Release Agreement. In order to receive the Pre-CIC Severance Payments or the Post-CIC Severance Payments (collectively referred to herein as the “Severance Payments”) or the Pre-CIC COBRA Assistance or the Post-CIC COBRA Assistance (collectively referred to herein as the “COBRA Assistance”) set forth in Section 4.1 (if eligible), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. If the Executive is eligible for Severance Payments and COBRA Assistance pursuant to Section 4.1, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the Termination Date. The Severance Payments and COBRA Assistance are subject to the Executive’s execution of such Release Agreement within 45 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

Section 4.5. Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments and the COBRA Assistance will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement, the Release Agreement or any other agreement the Executive has with the Company.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1. Company Non-Disclosure and Invention Assignment Agreement. The Executive acknowledges and confirms that the Employee Confidentiality and Invention Assignment Agreement executed by the Executive in favor of the Company on August ___, 2019 (“Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon the Executive. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2. Expenses. Each of the Company and the Executive shall bear its/her own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3. Entire Agreement. This Agreement and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement or the Covenants Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein or in the Covenants Agreement. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement or the Covenants Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of her duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform her obligations under this Agreement or the Covenants Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Board of Directors

Immune Therapeutics, Inc.

37 North Orange Ave.

Suite 800M

Orlando, FL 32801

If to the Executive, to:

Michael K. Handley

6412 Engh Places

Timnath CO 80547

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

Section 5.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of Delaware and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. The Company and the Executive HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.10. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate her rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.11. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform her or its obligations under this Agreement.

Section 5.12. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.13. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.14. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against her with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.15. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.16. 280G Modified Cutback.

(a) If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b) An initial determination as to whether any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c) For purposes of this Section 5.16, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

Section 5.17. Recoupment of Erroneously Awarded Compensation. Any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any clawback policy adopted by the Company from time to time will be subject to the deductions and clawback as may be required by such law, government regulation, stock exchange listing requirement or clawback policy. In addition, if the executive is or becomes an executive officer subject to the incentive compensation repayment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), then if required by the Dodd-Frank Act or any of its regulations he will enter into an amendment to this Agreement or a separate written agreement with the Company to comply with the Dodd-Frank Act and any of its regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

IMMUNE THERAPEUTICS, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name:	Michael K. Handley

[Signature Page to Employment Agreement]

Appendix A – Approved Disclosures by the Company

(1) Medavate Corp.

(2) Symbios Technologies, Inc.

(3) OyaGen Inc.

(4) Aletheia Therapeutics Corp.

(5) Apex Global Capital Partners

Appendix B – Management and Individual Performance Milestones

Results to be Achieved	Weighting
1. TBD	50.5%
2. TBD	12.5%
3. TBD	12.5%
4. TBD	7.5%
5. TBD	7.5%
6. TBD	5.0%
7. TBD	2.5%
8. TBD	2.5%

TOTAL	100.0%